News Announcement	For Immediate Release

For further information contact:
Douglas Bruggeman	Joseph N. Jaffoni/David Collins
Chief Financial Officer	Jaffoni & Collins Incorporated
937/276-3931	212/835-8500 or rsc@jcir.com

REX STORES REPORTS FISCAL 2009 THIRD QUARTER DILUTED EPS OF $0.24
COMPARED WITH DILUTED EPS LOSS OF $0.07

- Repurchased 254,042 Common Shares in Fiscal 2009 Third Quarter and
Board of Directors Authorizes the Repurchase of an Additional 500,000 Shares -

Dayton, Ohio (December 3, 2009) – REX Stores Corporation (NYSE: RSC) today announced financial results for the three month period ended October 31, 2009 (the third quarter of the Company’s 2009 fiscal year). The Company will host a conference call and webcast this morning (details below) to review the results.

In the fiscal 2009 third quarter REX reported net sales and revenue of $64.4 million a 64.4% increase over net sales and revenue of $39.2 million in the fiscal 2008 third quarter. For the three months ended October 31, 2009, REX recorded pre-tax income from continuing operations of $4.8 million compared with a $2.2 million loss in the comparable prior year period, inclusive of a $2.3 million gain on sales of real estate. In the quarter ended October 31, 2009 REX generated income from continuing operations including non-controlling interest, net of tax, of $3.3 million compared with a loss from continuing operations including non-controlling interest, net of tax, of $2.2 million in the fiscal 2008 third quarter. For the fiscal third quarter ended October 31, 2009 REX generated net income attributable to common shareholders of $2.3 million, or $0.24 per diluted share. In the third quarter of fiscal 2008 REX reported a net loss attributable to common shareholders of $0.7 million, or a $0.07 per diluted share loss. Per share results are based on 9,464,000 and 9,937,000 diluted weighted average shares outstanding for the quarters ended October 31, 2009 and October 31, 2008, respectively.

Segment Income Statement Data
The table below summarizes net sales and revenue from REX’s alternative energy, real estate and retail segments and income (loss) from continuing operations for the three and nine month periods ended October 31, 2009 and October 31, 2008. The Company’s financial results reflect the consolidation of its investments in two ethanol affiliates, Levelland Hockley County Ethanol, LLC (“Levelland Hockley”) and One Earth Energy, LLC (“One Earth”). The fiscal 2009 third quarter real estate revenue reflects rental income derived from all owned and sub-leased real estate including sites previously used as retail stores and distribution centers. The Company discontinued its retail operations earlier in fiscal 2009 and the retail segment revenue recognized in the fiscal 2009 third quarter period reflects deferred income from service contracts. Certain amounts differ from those previously reported as a result of certain retail stores and real estate assets being reclassified into discontinued operations.

-more-

REX Reports Fiscal 2009 Third Quarter Results, 12/3/09	page 2

	Three Months Ended		Nine Months Ended
($ in thousands)	October 31,		October 31,
	2009	2008	2009	2008
Net sales and revenue:
Alternative energy (1)	$61,368	$22,444	$92,296	$48,468
Real estate	341	83	827	270
Retail	2,707	16,644	18,057	50,904
Total net sales and revenues	$64,416	$39,171	$111,180	$99,642

Segment gross profit (loss):
Alternative energy (1)	$5,790	$(2,443)	$6,740	$(1,753)
Real estate	(117)	77	(351)	252
Retail	2,187	6,038	8,383	17,807
Total gross profit	$7,860	$3,672	$14,772	$16,306

Segment profit (loss):
Alternative energy (1)	$4,569	$(4,957)	$2,222	$(3,527)
Real estate	(187)	25	(462)	95
Retail	843	2,936	3,142	3,331
Corporate expense	(430)	(484)	(1,046)	(1,113)
Interest expense	(60)	(111)	(314)	(332)
Investment income	82	345	230	1,481
Income from synthetic fuel investments	-	21	-	691
Income (loss) from continuing
operations before income taxes	$4,817	$(2,225)	$3,772	$626

(1)	Includes results attributable to non-controlling interest of approximately 44% for Levelland Hockley and 26% for One Earth Energy.

At October 31, 2009 REX had interests in the following ethanol production facilities. The fiscal 2009 third quarter represented the first full quarter of production at One Earth Energy, LLC:

	REX’s			Production
	Capital			Nameplate
	Investment	REX’s	Debt	Capacity
Entity	($ in	Ownership	Investment	(millions of
	millions)	Interest	($ in millions)	gallons)
Levelland Hockley County Ethanol, LLC (1)	$16.5	56%	$5.3	40
Patriot Renewable Fuels, LLC	$16.0	23%	$1.0	100
One Earth Energy, LLC	$50.8	74%	-	100
Big River Resources, LLC-W. Burlington		10%	-	92
Big River Resources, LLC-Galva	$20.0	10%	-	100
Big River United Energy, LLC (Dyersville) (2)		5%	-	100

(1)

On January 29, 2009, REX (through a wholly-owned subsidiary) agreed to fund up to $2.0 million in the form of a subordinated revolving line of credit to Levelland Hockley and to issue a $1.0 million letter of credit for the benefit of Levelland Hockley. These amounts are not reflected in the table above.

(2)

In August 2009, Big River Resources acquired a 50% interest in an ethanol production facility in Dyersville, Iowa. Reflecting REX’s 10% ownership interest in Big River Resources, LLC, REX has an ownership interest in this entity.

Reflecting the use during the fiscal 2009 third quarter of approximately $3.0 million for the repurchase of 254,042 common shares, as of October 31, 2009, REX had unrestricted cash and cash equivalents of approximately $75.8 million (exclusive of approximately $8.7 million of cash at consolidated ethanol production facilities).

-more-

REX Reports Fiscal 2009 Third Quarter Results, 12/3/09	page 3

In the first nine months of fiscal 2009, REX repurchased 535,000 shares of its common stock in open market transactions. The Company’s Board of Directors has authorized the repurchase of up to an additional 500,000 shares of its common stock. Purchases will be made from time to time in open market or private transactions at prevailing market prices, and all shares purchased will be held in the Company’s treasury for possible future use. Reflecting the new repurchase authorization, the repurchase of an additional 7,000 shares of common stock in the fiscal fourth quarter to-date and the balance of the February 2009 stock buy-back authorization, the Company is presently authorized to repurchase up to 538,000 shares of its common stock. Total REX shareholders’ equity at October 31, 2009 was $236.6 million and at the end of the fiscal 2009 third quarter, the Company had approximately 8,995,000 shares of common stock outstanding.

Segment Balance Sheet Data

($ in thousands)	October 31, 2009	January 31, 2009	October 31, 2008
Assets:
Alternative energy (1)	$289,662	$249,422	$233,941
Real estate	36,416	35,523	35,969
Retail	7,863	44,914	76,114
Corporate	114,458	121,429	97,085
Total assets	$448,399	$451,288	$443,109

(1)	Includes assets attributable to non-controlling interest of approximately 44% for Levelland Hockley and 26% for One Earth Energy.

During the fiscal 2009 third quarter the Company terminated an agreement with a third party for the lease of 15 REX owned retail locations and also terminated a lease and sub-lease for one store location leased by REX. At October 31, 2009, REX had lease or sub-lease agreements, as landlord, for all or parts of eight properties (including a portion of one distribution center). REX owns seven of these properties and is the tenant/sub landlord for one of the properties. REX has 38 owned properties (including one former distribution center), that were completely vacant at October 31, 2009 and which it is marketing as vacant properties to lease or sell.

The Company will host a conference call and webcast today at 10:00 a.m. ET, which are open to the general public. The conference call dial-in number is 212/231-2914; please call ten minutes in advance to ensure that you are connected prior to the presentation. Interested parties may also access the call live via the Investor Relations page of the Company’s website, www.rextv.com; please allow 15 minutes to register, download and install any necessary software. Following its completion, a replay of today’s call will be available on the Internet for 30 days at www.rextv.com.

This news announcement contains or may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements can be identified by use of forward-looking terminology such as “may,” “expect,” “believe,” “estimate,” “anticipate” or “continue” or the negative thereof or other variations thereon or comparable terminology. Readers are cautioned that there are risks and uncertainties that could cause actual events or results to differ materially from those referred to in such forward-looking statements. These risks and uncertainties include the risk factors set forth from time to time in the Company’s filings with the Securities and Exchange Commission and include among other things: the uncertainty of constructing ethanol plants on time and on budget, the impact of legislative changes, the price volatility and availability of corn, sorghum, dried distiller grains, ethanol, gasoline and natural gas, ethanol plants operating efficiently and according to forecasts and projections, changes in the national or regional economies, weather, the effects of terrorism or acts of war, changes in real estate market conditions, the fluctuating amount of income received from the Company’s synthetic fuel investments and the impact of Internal Revenue Service audits. The Company does not intend to update publicly any forward-looking statements except as required by law.

-tables follow-

REX Reports Fiscal 2009 Third Quarter Results, 12/3/09	page 4

REX STORES CORPORATION AND SUBSIDIARIES
Consolidated Condensed Statements Of Operations
(In Thousands, Except Per Share Amounts)
Unaudited

	Three Months		Nine Months
	Ended		Ended
	October 31,		October 31,
	2009	2008	2009	2008
Net sales and revenue	$64,416	$39,171	$111,180	$99,642
Cost of sales (excluding retail segment depreciation)	56,556	35,499	96,408	83,336
Gross profit	7,860	3,672	14,772	16,306
Selling, general and administrative expenses	(2,581)	(7,578)	(8,355)	(21,746)
Investment income	92	363	356	1,732
Interest expense	(1,642)	(1,070)	(3,250)	(2,074)
Equity in income of unconsolidated ethanol affiliates	1,221	1,044	1,144	2,966
Gains on sales of real estate	-	2,279	-	2,279
Other income	766	12	666	682
(Losses) gains on derivative financial instruments, net	(899)	(947)	(1,561)	481
Income (loss) from continuing operations before provision/benefit for
income taxes and discontinued operations	4,817	(2,225)	3,772	626
(Provision) benefit for income taxes	(1,510)	41	(1,450)	(701)
Income (loss) from continuing operations including noncontrolling
interest	3,307	(2,184)	2,322	(75)
Loss from discontinued operations, net of tax	(22)	(344)	(873)	(103)
Gain on disposal of discontinued operations, net of tax	-	-	127	190
Net income (loss) including noncontrolling interest	3,285	(2,528)	1,576	12
Net (income) loss attributable to noncontrolling interest	(1,012)	1,878	(195)	2,070
Net income (loss) attributable to REX common shareholders	$2,273	$(650)	$1,381	$2,082

Weighted average shares outstanding – basic	9,161	9,937	9,229	10,389

Basic income (loss) per share from continuing operations attributable
to REX common shareholders	$0.25	$(0.03)	$0.23	$0.19
Basic loss per share from discontinued operations attributable to REX
common shareholders	-	(0.04)	(0.09)	(0.01)
Basic income per share on disposal of discontinued operations
attributable to REX common shareholders	-	-	0.01	0.02
Basic net income (loss) per share attributable to REX common
shareholders	$0.25	$(0.07)	$0.15	$0.20

Weighted average shares outstanding – diluted	9,464	9,937	9,478	11,029

Diluted income (loss) per share from continuing operations attributable
to REX common shareholders	$0.24	$(0.03)	$0.23	$0.18
Diluted loss per share from discontinued operations attributable to
REX common shareholders	-	(0.04)	(0.09)	(0.01)
Diluted income per share on disposal of discontinued operations
attributable to REX common shareholders	-	-	0.01	0.02
Diluted net income (loss) per share attributable to REX common
shareholders	$0.24	$(0.07)	$0.15	$0.19

Amounts attributable to REX common shareholders:
Income (loss) from continuing operations, net of tax	$2,295	$(306)	$2,127	$1,995
(Loss) income from discontinued operations, net of tax	(22)	(344)	(746)	87
Net income (loss)	$2,273	$(650)	$1,381	$2,082

*	Amounts differ from those previously reported as a result of certain stores and real estate assets being reclassified into discontinued operations.

- balance sheet follows -

REX Reports Fiscal 2009 Third Quarter Results, 12/3/09	page 5

REX STORES CORPORATION AND SUBSIDIARIES
Consolidated Condensed Balance Sheets
(in thousands)
Unaudited

	October 31,	January 31,	October 31,
	2009	2009	2008
Assets		(In Thousands)
Current assets:
Cash and cash equivalents	$84,448	$91,991	$66,215
Restricted cash	1,025	-	1,318
Accounts receivable, net	9,261	4,197	4,643
Inventory, net	7,673	24,374	56,554
Refundable income taxes	4,703	7,790	2,501
Prepaid expenses and other	1,846	1,063	1,176
Deferred taxes, net	7,980	13,230	9,801
Total current assets	116,936	142,645	142,208
Property and equipment, net	253,153	235,454	221,967
Other assets	9,837	12,414	12,953
Deferred taxes, net	25,435	18,697	21,929
Investments	43,038	42,078	44,052
Total assets	$448,399	$451,288	$443,109
Liabilities and shareholders' equity:
Current liabilities:
Current portion of long-term debt and capital lease
obligations, alternative energy	$12,802	$5,898	$4,852
Current portion of long-term debt, other	369	1,576	1,541
Accounts payable, trade	9,474	25,167	38,539
Deferred income	8,813	13,510	14,140
Derivative financial instruments	2,796	1,996	507
Other current liabilities	6,492	10,122	6,208
Total current liabilities	40,746	58,269	65,787
Long-term liabilities:
Long-term debt and capital lease obligations, alternative energy	127,450	94,003	73,089
Long-term debt, other	2,686	9,936	11,428
Deferred income	7,929	17,263	18,136
Derivative financial instruments	3,746	4,032	1,359
Other	4,462	4,152	1,176
Total long-term liabilities	146,273	129,386	105,188
Equity:
REX shareholders’ equity:
Common stock	299	299	299
Paid-in capital	142,806	142,486	142,310
Retained earnings	283,713	282,332	287,711
Treasury stock	(190,255)	(186,057)	(183,845)
Accumulated other comprehensive income, net of tax	49	-	-
Total REX shareholders' equity	236,612	239,060	246,475
Noncontrolling interests	24,768	24,573	25,659
Total equity	261,380	263,633	272,134
Total liabilities and equity	$448,399	$451,288	$443,109

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